Exhibit 5.1

425 MARKET STREET SAN FRANCISCO CALIFORNIA 94105-2482 TELEPHONE: 415.268.7000 FACSIMILE: 415.268.7522 WWW.MOFO.COM

MORRISON & FOERSTER LLP

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SAN DIEGO, SAN FRANCISCO, SHANGHAI,

SINGAPORE, TOKYO, WASHINGTON, D.C.

December 3, 2021

Krystal Biotech, Inc.

2100 Wharton Street, Suite 701

Pittsburgh, Pennsylvania 15203

Re:	Issuance and Sale of 2,666,667 Shares of Common Stock of Krystal Biotech, Inc.

Ladies and Gentlemen:

We are acting as counsel to Krystal Biotech, Inc., a Delaware corporation (the “Company”), relating to the public offering of up to 3,066,667 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), including 400,000 shares of Common Stock that may be sold pursuant to the underwriters’ option to purchase additional shares (the “Over-Allotment Option”), consisting of (i) 2,866,667 Shares to be sold by the Company (including Shares that may be sold pursuant to the exercise of the Over-Allotment Option) (the “Primary Shares”) and (ii) 200,000 Shares (the “Secondary Shares”) that may be sold by certain selling stockholders of the Company (the “Selling Stockholders”) if the Over-Allotment Option is exercised, pursuant to the Registration Statement on Form S-3 (File No. 333-237983) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), which became effective upon filing on May 4, 2020, the related prospectus included therein (the “Prospectus”), and the prospectus supplement dated December 1, 2021 filed with the Commission pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement”).

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

1.

the Primary Shares have been duly and validly authorized and upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, the Prospectus and the Prospectus Supplement, will be legally issued, fully paid and nonassessable.

2.	The Secondary Shares that may be sold by the Selling Stockholders are validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP